                                                                    EXHIBIT 99.1

    NETWORK ASSOCIATES TO ACQUIRE INTRUVERT NETWORKS FOR $100 MILLION IN CASH

        INTRUSION PROTECTION TECHNOLOGY BLOCKS NETWORK ATTACKS TO PROVIDE
                      REAL-TIME PROTECTION AGAINST THREATS

SANTA CLARA, Calif., April 1, 2003 - Network Associates, Inc. (NYSE: NET), a leader in network security and availability solutions, today announced the signing of a definitive agreement to acquire IntruVert Networks, a provider of network-based intrusion protection technology, for $100 million in cash. IntruVert's next-generation technology offers real-time detection of network intrusions to block known and unknown security threats to organizations' critical infrastructures.

      IntruVert Networks is a privately held company that has created the industry's first architecture offering a real-time network intrusion detection and prevention system for enterprise and government networks. IntruVert's innovative architecture integrates patented signature, anomaly, and Denial of Service (DoS) detection techniques on a hardware-based appliance platform designed for multi-gigabit speeds. These innovative technologies help protect even the most demanding networks from the threat of known, unknown, and DoS attacks.

      As security vulnerabilities become increasingly more complex it is important for organizations to adopt a proactive approach to protecting their networks. IntruVert's next-generation intrusion protection technology provides this proactive approach to stopping attacks. Traditional intrusion detection systems are not capable of providing true blocking capability, they can only identify attacks that may be occurring. Security threats are constantly evolving, with new network attacks, viruses, worms and Trojan horses created almost daily. Organizations must recognize that their networks will be under attack at some point and they must implement solutions that are capable of actually blocking the attacks.

      "Network Associates is committed to providing leading-edge security solutions to help our customers protect their networks. The IntruVert solution is perfectly aligned with our vision of stopping any attack that gets inside the firewall. We will now have the capability of reliably blocking network attacks at multi-gigabit speeds, which is a dramatic improvement over existing intrusion detection products," said Sandra England, executive vice president of corporate development and strategic research. "With this acquisition, we will build on our core expertise in both computer systems defense capabilities and network defense systems capabilities."

      IntruVert Networks offers customers network-based intrusion detection appliances, the IntruShield 4000 and IntruShield 2600. Through the use of patented signature, anomaly, and DoS analysis techniques, the appliances analyze network traffic at multi-gigabit rates to accurately detect and block an attack. Administrators are able to set granular, customized intrusion policies to protect their specific network environment. IntruVert also offers a centralized, web-based management system with flexible environment configuration, security policy management, forensic analysis, and response management tools.

      "IntruVert has pioneered the development of next-generation intrusion detection and prevention technology to protect customers from sophisticated cyber-attacks," said Parveen Jain, president and chief executive officer at IntruVert Networks. "With the financial strength, global sales and support infrastructure of Network Associates, we will expand penetration and deployment of our award-winning solutions worldwide."

      In two years of operation, IntruVert Networks has won such enterprise customers as Prudential Financial, HomeBanc Mortgage Corporation and California State University at Hayward, and government customers such as the United States House of Representatives. This caliber of customer demonstrates the demand for intrusion protection technology over the current technology that simply detects and reports attacks.

      IntruVert has also won several industry awards including "Best Startup" at Networld+Interop 2002 in Las Vegas, Nevada, and the "Blue Ribbon" award from Network World. The IntruShield 4000 earned first place in a head-to-head product comparison in the Network World gigabit network IDS test beating Enterasys Networks, Internet Security Systems, Intrusion Inc., and Recourse Technologies.

      This transaction is subject to certain closing conditions, including regulatory approvals and the approval of IntruVert stockholders, and is expected to close within the next 45 days.

      With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.networkassociates.com/.

                                       ###


NOTE: Network Associates, McAfee, AVERT, Magic Solutions, and Sniffer are either registered trademarks or trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. Sniffer(R) brand products are made only by Network Associates, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners. (C)2003 Networks Associates Technology, Inc. All Rights Reserved.

                              SAFE HARBOR STATEMENT

The foregoing contains forward-looking statements. Forward-looking statements include those regarding Network Associates' anticipated closing of the IntruVert Networks acquisition and the company's ability to successfully integrate and offer products containing IntruVert Networks technology. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. The IntruVert Networks acquisition may not close in a timely manner or at all. Networks Associates may not be able to successfully integrate IntruVert Networks' products and technology and IntruVert Networks' technology may not perform as anticipated.

More information on risks and uncertainties related to Network Associates and its business may be found in the company's quarterly and annual reports filed with the United States Securities and Exchange Commission.